Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, made and entered into as of this 7th day of September 2007, by and between Inverted Paradigms Corporation., a Delaware corporation (the “CORPORATION”), and , Chris Trina (the “EXECUTIVE”).

WITNESSETH THAT:

WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

a.	Employment Period. The Corporation hereby agrees to employ the Executive as its Chief Executive Officer, in such capacity, agrees to provide services to the Corporation for the period beginning on September 4, 2007 and ending September 4, 2008 (the “TERMINATION DATE”) (or such later date as may be agreed to by the parties within 120 days prior to the Termination Date) (the “EMPLOYMENT PERIOD”).

b.	Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacity of Chief Executive Officer of the Corporation in the best interests of the Corporation, and to perform duties assigned to his by the Board of Directors faithfully, efficiently and in a professional manner. Without the Board’s consent (which consent shall not be unreasonably withheld), the Executive shall not serve as or be a consultant to or employee, officer, agent, or director of any corporation, partnership or other entity that is a competitor of the Corporation.

Specifically, as Chief Executive Officer, you will be responsible for financial reporting and taxes, treasury and accounting operations, financial analysis, internal control, in-house legal administration, sales, and general oversight of company affairs. Your responsibility will be to manage and work with the Board of Directors, and as such, policy and direction from the board will flow through you to the company.

Additionally, you will be responsible for supporting the identification and evaluation of new business thrusts such as new business acquisition or merger opportunities, supporting both near-term and long-range marketing activities, and the oversight and evaluation of the company’s top level managers.

c.	Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:

(i)	Commencing on the effective date of the Agreement, the Executive shall receive a base salary of not less than $240,000 during the term of this Agreement, with such base salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

d.	Restricted Stock Grant: The Company shall grant to the executive 1,600,000 shares of the common stock of the company that is currently traded on the Pink Sheets stock symbol IVPC. The stock is restricted stock as defined by the Securities Act of 1934, as amended and are to be issued upon the restructuring of the company as follows:

First Year:	1,100,000
Second Year:	500,000

The Executive agrees to not sell or enter to any contract to pledges his shares in any agreement prior to those shares being fully vested. The Executive also agrees to any share/interest “lock-up provision”, which may be implemented by the Board of Directors or any governmental regulatory body on the shareholders of the company. In addition, the Executive shall be responsible to make all filings with regulatory bodies upon the sale of his holdings.

e.	Expense Reimbursement: During the term of the Executive’s employment hereunder, the Company, upon the submission of reasonable supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel.

f.	Incentive, Saving and Retirement Plans: During the term of this Agreement, the executive shall be entitled to participate in all incentive, saving and retirement plans applicable to any key executives of the Company and its subsidiaries.

g.	Welfare Benefit Programs: During the term of this Agreement, the Executive and the Executive’s family shall be eligible for participation in all medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death offered by the Company to any key executives of the Company and its subsidiaries.

h.	Working Facilities: During the term of this Agreement, the Company shall furnish the Executive with an office and a secretary and such other facilities and services adequate to perform his duties hereunder.

i.	Vacation: During the term of this Agreement, the Executive shall be entitled to paid vacation of no less than three weeks per year.

j.	Compensation Due Upon Termination. The Executive’s right to compensation for periods after the date his employment with the Corporation terminates shall be determined in the accordance with the following:

k.

Discharge Without Cause. If the Corporation terminates the Executive’s employment under this Agreement without “cause” (as defined Below), the Executive shall be entitled to receive one month base salary. Should the Executive be terminated under this provision (without cause) the employee will also be entitled to any potential bonus based on paragraph (3) (b) above on a Pro-Rata Basis, e.g. 10 months of employment would equal 10/12 of a year or approximately 83.3% of the bonus the Executive could have earned if employed for the entire year.

l.	Voluntary Resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation.

m.	Discharge for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause. The Executive shall be considered discharged for “cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

(i)	the Executive becomes habitually addicted to drugs or alcohol;

(ii)	the Executive discloses confidential information in violation of paragraph 5;

(iii)	the Executive engages in competition in violation of paragraph 5;

(iv)	the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material or adverse effect on the Corporation;

(v)	the Executive is indicted for a felony (other than a felony resulting from a traffic violation);

(vi)	the Executive disregards his duties under this Agreement

(vii)	any event of misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board of Directors, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or

(viii)	the Executive commits an act of fraud against the Corporation or violates a duty of loyalty to the Corporation.

n.	Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions in paragraph 3 for periods after the date the Executive’s employment with the Corporation terminates on account of 50% or greater disability. For purposes of this subparagraph 4(d), determination of whether the Executive is 50% disabled shall be determined in accordance with applicable law.

o.	Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive’s death.

p.

Confidential Information and Competition. Executive hereby acknowledges that he/he will or may be making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its operations, including, but not limited to, the Company’s Business, the identity of the Company’s customers and suppliers, the names, addresses and phone numbers of representatives and Executives, mailing lists, computer runoffs, financial information, prices paid by the Company for inventory, selling prices of the Company’s products, its business practices, marketing strategies, expansion plans, the Company’s contracts, business records and other records, the Company’s trade secrets, formulas, inventions, techniques used in the Company’s Business, know-how and technologies, whether or not patentable, and other similar information relating to the Company and the Company’s Business (all the foregoing regardless of whether same was known to Executive prior to the date hereof or is or becomes known to third parties is hereinafter referred to collectively as “Confidential Information”), all of which provides Company with a competitive advantage and none of which is readily available except to authorized representatives, agents and Executives of Company. The Executive further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the goodwill and effective and successful conduct of the Company’s Business. Accordingly, Executive hereby covenants and agrees that he/he will use the Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, during the term of this Agreement or afterward, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his/his own benefit or for the benefit of others, including without limitation the solicitation of any Executives, agents, representatives, consultants or suppliers of the Company or its successors and assigns. Confidential Information shall not include information that is, or becomes, generally available to the public through no violation of this Agreement by Executive, or which is generally known within the industry.

For purposes of this Agreement, the Executive agrees that the fact the Executive had prior knowledge of a particular item of information encompassed within the Confidential Information, whether the same is or becomes generally known to the public, shall not permit the disclosure or use thereof, except as permitted in this Agreement.

a.	Executive recognizes and acknowledges that the Company’s Business is built upon the confidence of the customers and that all goodwill arising out of the Executive’s acquaintances with customers shall be the sole and exclusive property of the Company.

b.	Executive hereby acknowledges and agrees that the Company would suffer irreparable injury if Executive solicits representatives, contractors, Executives, suppliers or consultants of the Company, diverts business from the Company, or solicits or accepts business from clients, customers, or vendors of the Company. As a material inducement to the Company to enter into this Agreement, and employ or continue to employ Executive, Executive hereby covenants and agrees that, unless the Company and its successors and assigns shall cease to engage in the Company’s Business, during the period beginning on the date hereof and continuing until Twelve (12) months following the date of the termination of this Agreement, for any reason whatsoever, he/he shall not:

(i)

directly or indirectly, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, firm or organization of which he/he shall be affiliated in any manner whatsoever, have any interest in, whether as owner, operator, partner, stockholder, director, trustee, officer, lender, representative,

Executive, principal, agent, consultant or otherwise, any other business or venture anywhere, that is in direct competition with the Company or the Company’s Business, unless such activity shall have been previously agreed to in writing by the Company or its successors and assigns;

(ii)	directly or indirectly, divert business from the Company or its successors or assigns, or solicit business from, accept business from, divert the business of, or attempt to convert to other methods of using the same or similar services as are provided by the Company, any client, customer, vender or account of the Company; or

(iii)	directly or indirectly, solicit for employment, employ or otherwise engage the services of, any representatives, contractors, Executives, distributors or consultants of the Company or its successors or assigns.

c.	In view of the irreparable harm and damage that would result to the Company as a result of a breach by the Executive of the covenants in this paragraph 5, and in view of the lack of an adequate remedy at law to compensate the Company for such harm and damage in the event of a breach or threatened breach by the

Executive of those covenants, the Company shall have the right to receive, and the Executive hereby consents to the issuance of, temporary and permanent injunctions enjoining the Executive from any violation of said covenants. In the event that a bond or other undertaking is required of the Company in connection with the issuance of a temporary injunction, the Executive agrees that such bond or undertaking shall not exceed One Thousand Dollars ($1,000.00), which sum is hereby agreed to be sufficient to compensate the Executive for all damages that may result from the wrongful issuance of such temporary injunctive relief.

d.	The provisions of this paragraph 5 shall be enforceable in law and in equity notwithstanding the existence of any claim or cause of action by the Executive against the Company whether predicated on this Agreement or otherwise.

e.	The Executive has carefully read and considered the provisions of this paragraph 5 and, having done so, agrees that the restrictions set forth in such Section are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substituted restriction be deemed incorporated herein and enforceable against the Executive. It is the intent of the parties hereto that the court, in determining any such enforceable substituted restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible. The foregoing shall not be interpreted to limit any party’s rights to appeal.

f.	The obligations of the Executive under this paragraph 5 shall survive the expiration or termination of this Agreement for any reason.

g.	The Company’s failure or refusal to enforce any of the terms contained in this Agreement against any other Executive or former Executive, for any reason, shall not constitute a defense to the enforcement of this Agreement against Executive.

e.	Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring all or substantially all of the Corporation’s assets and business, whether by merger, consolidation, purchase of assets or otherwise.

f.	Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate, heirs, devisees, or trust beneficiaries upon his death.

g.	Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.

h.	Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

to the Executive addressed as follows:

to the Corporation addressed as follows:

i.	Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Executive’s estate or beneficiaries upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.

j.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida.

k.	Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 5 shall only terminate upon the expiration of the Non-competition Period and paragraph 6 shall terminate upon the expiration of the Non-competition Period.

l.

Arbitration. Should any dispute arise pursuant to this Agreement it shall be resolved by arbitration. This Agreement shall be interpreted under the laws of Delaware. Venue for any proceedings shall be Sarasota, Florida. There shall be three arbitrators. Each of the parties shall select one Arbitrator and the two Arbitrators shall select a third arbitrator and a majority decision of the arbitrators shall be necessary for resolution. Arbitrators shall be professionally experienced in the nature of the subject of the dispute and shall arbitrate in accordance with the laws of Delaware. The results of any such arbitration shall be binding on all Parties and their affiliates or agents.

IN WITNESS WHEREOF, the Executive and the Corporation have executed his Employment Agreement as of the day and year first above written.

/s/ Chuck Wernicke
Chuck Wernicke, Chief Technology Officer and Director

/s/ Bill Parson
Bill Parson, Director

/s/ Dwight Day
Dwight Day, Director

/s/ Chris Trina
Chris Trina